UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

MERIDIAN WASTE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12540 Broadwell Road, Suite 2104
Milton, GA 30004
 (Address of principal executive offices)

(678) 871-7457
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2017 (the “Effective Date”), Meridian Waste Solutions, Inc., a New York corporation (the “Company”) entered into an exclusivity letter (the “Exclusivity Letter”) with Waste Services Industries, LLC, Delaware limited liability company (“WSI”), in connection with preliminary discussions between the parties relating to a potential transaction (a “Potential Transaction”) that would involve the purchase by the Company of certain portfolio companies owned by WSI (the “Target Companies” and each a “Target Company”).

As consideration for an exclusivity period beginning on the Effective Date and ending on March 21, 2017 (the “Exclusivity period”), during which the Company will have the exclusive opportunity to negotiate the terms of a Potential Transaction, arrange for necessary financing, complete its due diligence review and prepare definitive agreements and other definitive documentation relating thereto, the Company delivered to WSI a cash payment in the amount of $1,500,000 (the “Exclusivity Payment”) on the Effective Date, in exchange for which WSI agreed that neither it, nor any of the Target Companies, or any of their respective affiliates, shareholders, members, partners, officers, directors, managers, employees, agents or representatives, will, directly or indirectly, pursue, solicit, encourage or participate in negotiations, furnish information or enter into any agreement or commitments regarding any transaction involving the Target Companies by any potential purchaser or investor other than the Company, or any merger, sale or other transaction resulting in the purchase, transfer, assignment or other conveyance of all or substantially all of the assets or membership interests of any or all of the Target Companies during the Exclusivity Period.

 The Exclusivity Payment will be refundable in full to the Company in the event that (1) (a) WSI does not negotiate with the Company in good faith, or (b) WSI does not enter into a mutually satisfactory definitive purchase agreement with the Company (the “Definitive Agreement”) within the Exclusivity Period or (c) WSI does not consummate a Potential Transaction pursuant to and in accordance with the Definitive Agreement and the Company stands in good faith ready, willing and able to do so; or (2) WSI or any of the Target Companies, or any of their respective affiliates, shareholders, members, partners, officers, directors, managers, employees, agents or representatives does not comply with the exclusivity terms set forth in Exclusivity Letter or commits any other breach thereof. Except as set forth above, the Exclusivity Payment is non-refundable and, if a Definitive Agreement is entered into, will be credited against any purchase price payable by the Company.

The Exclusivity Letter does not obligate the Company to enter into the Definitive Agreement or to consummate any Potential Transaction with WSI or any of the Target Companies. The Company has no obligation to consummate any Potential Transaction unless and until a Definitive Agreement is executed and delivered. Accordingly, the Company may terminate discussions with WSI regarding a Potential Transaction at any time and for any reason with no liability to WSI, other than with respect to the Exclusivity Payment, unless refundable to the Company under the Exclusivity Letter. In addition, because the execution of a Definitive Agreement is subject to satisfactory completion of the Company’s due diligence investigation, and because the consummation of any Potential Transaction is subject to satisfaction of a number of other conditions that will be set forth in a Definitive Agreement, there can be no assurance that any Definitive Agreement will be entered into with WSI or any of the Target Companies, or, in the event that a Definitive Agreement is entered into, that any Potential Transaction with WSI or any of the Target Companies will ultimately be consummated.

The Exclusivity Letter includes maximum amounts of cash and equity, which may be reduced as is necessary to reflect the Target Companies’ liabilities, pro-rations or other adjustments agreed upon in the course of negotiations and due diligence review.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN WASTE SOLUTIONS, INC.

Date: February 6, 2017	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer